UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	Sweater Cashmere Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

4900 Nautilus Court, Suite 201

Gunbarrel, CO 80301

Telephone Number (including area code):

(720) 458-0691

Name and Address of Agent for Service of Process:

Jesse Randall

4900 Nautilus Court, Suite 201

Gunbarrel, CO 80301

With copies to:

J. Ashley Ebersole, Esq.

Bryan Cave Leighton Paisner LLP

1155 F Street NW, Suite 700

Washington, DC 20004

Check appropriate box

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:     YES ☒     NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Gunbarrel and the State of Colorado on the 1st day of July, 2021.

Sweater Cashmere Fund

By:    /s/ Jesse Randall

          Jesse Randall, Trustee

Attest:     /s/ Chad Lewkowski

 Chad Lewkowski